Exhibit 99.1

bioAffinity Technologies to Ring Nasdaq Closing Bell Today

SAN ANTONIO, Texas (April 5, 2023) – bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company focused on the need for noninvasive, accurate tests for the detection of early-stage cancer, will ring the Nasdaq Stock Market closing bell this afternoon to commemorate the Company’s 2022 initial public offering (IPO).

“Thank you to Nasdaq for giving us the opportunity to participate in one of Wall Street’s most time-honored traditions,” bioAffinity Technologies President and CEO Maria Zannes said. “When we ring the bell this afternoon, we will be celebrating the many milestones and scientific discoveries that led to the development of our first commercial product, CyPath® Lung, which can detect lung cancer at the earliest stages when treatment options are more effective and lead to longer, healthier lives.”

The Nasdaq Stock Market closing bell ceremony will run from approximately 3:45 to 4:05 p.m. Eastern time. A live stream of the event will be available at https://livestream.com/accounts/27896496/events/10809033 and on the Nasdaq Facebook and Twitter pages.

About Nasdaq

Nasdaq (Nasdaq: NDAQ) is a global technology company serving the capital markets and other industries. Its diverse offering of data, analytics, software and services enables clients to optimize and execute their business vision with confidence. To learn more about the company, technology solutions and career opportunities, visit Nasdaq on LinkedIn, on Twitter @Nasdaq, or at www.nasdaq.com.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and diseases of the lung and targeted cancer treatment. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity and specificity for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Services. OncoSelect Therapeutics®, LLC, a subsidiary of bioAffinity Technologies, is advancing its discoveries shown in vitro to kill cancer cells without harm to normal cells. Research and optimization of the Company’s platform technologies are conducted in its laboratories at The University of Texas at San Antonio. For more information, visit www.bioaffinitytech.com and follow us on LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the anticipated use of proceeds from the Company’s offering of common shares. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contacts

bioAffinity Technologies

Julie Anne Overton

Director of Communications

jao@bioaffinitytech.com

LHA Investor Relations

Tirth T. Patel

tpatel@lhai.com

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